UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): January 9, 2009
KAISER ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-52105 (Commission File Number)	94-3030279 (I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 350 Foothill Ranch, California (Address of Principal Executive Offices)	92610-2831 (Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.
On January 9, 2009, Kaiser Aluminum Corporation (the “Company”) and certain subsidiaries of the Company entered into a Second Amendment to Senior Secured Revolving Credit Agreement with JPMorgan Chase Bank, N. A., as administrative agent and a lender, and the other financial institutions party thereto ( “Amendment No. 2”) pursuant to which the lenders agreed to permit the Company, among other things, to declare and pay dividends ratably with respect to its equity interests in an aggregate amount not to exceed $25 million during any fiscal year, provided that no such dividend may be paid unless at the time of such payment and after giving effect thereto, (i) no default is continuing or would result therefrom and (ii) the borrowing availability under the Senior Secured Revolving Credit Agreement (the “Revolving Credit Facility”) is at least $100 million, in exchange for, among other things, an increase of the non-use commitment fee rate from 0.20% to 0.50% and an increase of the applicable interest rate margin. Borrowings under the Revolving Credit Facility bear interest at a rate equal to a base rate or LIBOR, at the Company’s option, plus a specified variable percentage determined by reference to the then remaining borrowing availability under the Revolving Credit Facility. Amendment No. 2 provides for increases of the variable percentage ranging from 1.00% to 1.75%. Amendment No. 2 also prohibits the Company from repurchasing shares. Prior to the amendment, the Company was permitted to declare and pay dividends and make other distributions and payments relating to its capital stock, including payment for the repurchase of shares, only upon satisfaction of certain conditions relating to the net income of the Company and certain of its subsidiaries and the net proceeds from the sale or issuance by the Company of its equity interest. The Revolving Credit Facility continues to place restrictions on the ability of the Company and certain of its subsidiaries to, among other things, incur debt, create liens, make investments, sell assets, undertake transactions with affiliates and enter into unrelated lines of business.
The preceding description of Amendment No. 2 is a summary and is qualified in its entirety by the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 2.02. Results of Operations and Financial Condition.
On January 15, 2009, the Company issued a press release announcing that it expects to report significant fourth quarter non-run-rate and predominately non-cash charges related to (i) mark-to-market losses on hedging transactions, (ii) a lower-of-cost or-market adjustment to inventory driven by the significant decline in metal prices, (iii) the impairment of its 49% equity interest in Anglesey Aluminium Metal Ltd. (“Anglesey”) as a result of the expected full curtailment of Anglesey’s smelting operations at the end of September 2009 when its current power contract expires, and (iv) restructuring charges related to the recently announced closure of the Tulsa, Oklahoma facility as well as reductions at the Bellwood, Virginia facility. The Company also announced that it will host its quarterly conference call on Wednesday, February 18, 2009, to discuss the Company’s fourth quarter and full year 2008 financial and operating results. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
The information set forth in Item 1.01 is incorporated herein by reference.
Item 8.01. Other Events.
On January 15, 2009, the Company also announced that its Board of Directors declared a quarterly cash dividend on its common stock of $0.24 per share. The dividend will be payable on February 13, 2009 to stockholders of record as of the close of business on January 26, 2009. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description
10.1	Second Amendment to Senior Secured Revolving Credit Agreement, Consent and Facility Increase dated as of January 9, 2009.

99.1	Press Release dated January 15, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)
By:	/s/ John M. Donnan
John M. Donnan
Senior Vice President, Secretary and General Counsel

Date: January 15, 2009

Exhibit Index

Exhibit
Number	Description
10.1	Second Amendment to Senior Secured Revolving Credit Agreement, Consent and Facility Increase dated as of January 9, 2009.

99.1	Press Release dated January 15, 2009.